                                  Exhibit 20

                             OFFICER'S CERTIFICATE

        Harry Puglisi, Treasurer of The Money Store Inc. (the "Servicer"), in accordance with Section 7.04 of The Pooling and Servicing Agreement (the "Agreement") dated as of May 31, 1996 wherein The Money Store is the "Servicer" states the following:

               (I) the Servicer has fully complied with the provisions of Articles V and VII;

               (ii)  the Claims Administrator has fully complied with Section
                     5.15;

               (iii) a review of the activities of the Servicer during 1996 and of its performance under the Agreement has been made under my supervision; and

               (iv) to the best of my knowledge, based on my review, the Servicer has fulfilled all its obligations under the Agreement throughout 1996 and there has been no default in the fulfillment of any such obligation.

                                                      THE MONEY STORE INC.

                                                  by:     /s/  Harry Puglisi
                                                     ---------------------------
                                                          Harry Puglisi
                                                          Treasurer